EXHIBIT 99.1

For further information contact:                                  FOR IMMEDIATE RELEASE

Curtis C. Simard

President and CEO

(207) 288-3314

Bar Harbor Bankshares Declares Quarterly Cash Dividend

Bar Harbor, Maine (January 11, 2017) – Bar Harbor Bankshares (NYSE MKT: BHB), today announced that its Board of Directors declared at its January 10, 2017 meeting, a quarterly cash dividend of 28.0 cents per share of common stock, representing an increase of 1.5 cents, or 5.7%, compared with the first quarter of 2016.  The quarterly cash dividend is payable to all shareholders of record as of the close of business February 15, 2017 and will be paid on March 15, 2017.

In making the announcement, the Company’s President and Chief Executive Officer, Curtis C. Simard, commented, “We had a strong finish to the year driven by organic growth and expense management while we continued preparing for the imminent close of our Lake Sunapee Bank Group acquisition with the related core systems conversion planned for the second quarter. Our current dividend policy reflects the importance of dividends to our shareholders, and we will continue to assess appropriate dividend levels going forward commensurate with the Bank’s strong performance and overall economic conditions.”

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust.  Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with fourteen branch office locations serving downeast, midcoast, and central Maine.

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